EXHIBIT 10.24

COMMONWEALTH OF MASSACHUSETTS
OFFICE OF THE SECRETARY OF THE COMMONWEALTH
SECURITIES DIVISION
ONE ASHBURTON PLACE, ROOM 1701
BOSTON, MASSACHUSETTS 02108

)
IN THE MATTER OF:	)
)
OPPENHEIMER & CO., INC.,	)
ALBERT LOWENTHAL,	)	DOCKET NO. 2008-0080
ROBERT LOWENTHAL &	)
GREG WHITE	)
)
RESPONDENTS.	)
)

CONSENT ORDER

I.  PRELIMINARY STATEMENT

This Consent Order (“Order”) is entered into by the Massachusetts Securities Division (“Division”) and Oppenheimer & Co., Inc., (“Oppenheimer”), Albert Lowenthal, Robert Lowenthal & Greg White (collectively “Respondents”) in connection with an Administrative Proceeding filed by the Division against Respondents.

On November 18, 2008, the Division filed an administrative complaint (the “Administrative Complaint”) against Respondents alleging violations of the Massachusetts Uniform Securities Act (the “Act”) See Docket No. 2008-0080. The Administrative Complaint focused on Oppenheimer’s sale of financial instruments known as auction rate securities (“ARS”) to retail and other customers.

This Order is the final settlement of those allegations set forth in the Administrative Complaint. On February 22, 2010, Respondents submitted an Offer of Settlement for the purpose of settling those allegations set forth in the Administrative Complaint with prejudice. Solely for purposes of settling these proceedings, Respondents, without admitting or denying the allegations set forth in the Administrative Complaint or the Statement of Facts as set out herein in Section IV and Conclusions of Law in Section V and without an adjudication of any issue of law or fact, consents to the entry of this Consent Order (“Order”) by the Division, consistent with Respondents’ Offer of Settlement, settling the pending administrative proceeding against Respondents (Docket No. 2008-0080) with prejudice.

II.  JURISDICTION AND AUTHORITY

1.

The Massachusetts Securities Division is a division of the Office of the Secretary of the Commonwealth with jurisdiction over matters relating to securities, as provided for by the Act. The Act authorizes the Division to regulate: 1) the offers, sales, and purchases of securities; 2) those individuals offering and/or selling securities; and 3) those individuals and entities transacting business as investment advisers within the Commonwealth.

III.  RESPONDENTS

1.

Oppenheimer & Co., Inc. (“Oppenheimer”) is a registered broker-dealer and investment adviser, registered and notice filed with Massachusetts, with a Central Registration Depository (“CRD”) number of 291.

2.

Albert Lowenthal is a natural person, registered as an agent of Oppenheimer, with a CRD number of 313519. Albert Lowenthal is Chairman and Chief Executive Officer at Oppenheimer.

3.

Robert Lowenthal is a natural person, registered as an agent of Oppenheimer, with a CRD number of 1639913. Robert Lowenthal is Senior Managing Director of the Taxable Fixed Income Trading Department at Oppenheimer.

4.

Greg White (“White”) is a natural person, registered as an agent of Oppenheimer, with a CRD number of 1107013. White is the Managing Director of the Auction Rate Department at Oppenheimer (“Auction Rate Department”).

IV.  STATEMENT OF FACTS

A.

The Auction Rate Securities Market

1.

ARS consist of preferred shares from closed end funds (“APS”) which have a perpetual maturity, and dividends which reset every seven to thirty-five days through a Dutch Auction process, as well as long term debt instruments, issued by municipalities (“Municipal ARCS”) or student loan organizations (“Student Loan ARCS”), with maturities of twenty to forty years and interest rates that reset through the same process.

2.

Due to the upward sloping yield curve, issuers of long-term instruments typically have to pay higher interest rates, but due to the frequent auctions for ARS, the issuer of the ARS is allowed to pay short term rates on long term instruments.

3.

In a Dutch Auction ARS always trade at par, with the yield of the instrument determined by the dividend or interest rate determined by the auction.

4.

In a Dutch Auction a security holder has three options, the holder could: (1) hold; (2) purchase or sell; or (3) purchase and hold at rate.

5.

In order to acquire ARS, a bid needs to be placed into the auction at the rate and quantity that the bidder is willing to hold the securities. Orders for the available quantity of ARS are filled starting with the lowest bid rate up until all the shares offered for sale in the auction are allocated. The rate at which the final share from the auction is allocated sets the dividend or interest rate on the entire issue until the next auction.

6.

If there are not enough purchasers the auction fails, no shares change hands and the rate resets to a maximum rate proscribed in the instrument’s offering document.

7.

The offering documents additionally proscribe that the rate set at auction can not exceed the maximum rate.

8.

The underwriting firms from which Oppenheimer obtained the ARS it sold, had the option but not the obligation to participate in the auctions and had traditionally supported their auctions by placing proprietary bids in the auctions to ensure the auction would not fail or hit its maximum rate. These firms were referred to as “lead underwriters.”

9.

The ability of an ARS investor to liquidate his or her position is contingent on there being sufficient buy bids, whether they were placed by the lead underwriters or by other buyers.

B.

Key ARS Features (Maximum Rates and AAA Ratings)

1.

A key feature to the ARS was the maximum rate or penalty rate, which set an absolute ceiling on the dividend or interest rate on the instruments.

2.

Low maximum rates provided a strong basis for the instruments to achieve AAA ratings.

3.

AAA ratings from agencies such as Fitch and Moody’s are long term debt ratings, and signify a rating agency’s assessment that there is a high likelihood that the security will pay interest or dividends as well as principal when due in a timely manner.

4.

Because the maximum rate places an absolute cap on the interest or dividend the instrument will pay, in turn restricting its potential obligations, lower maximum rates make it easier for the instrument to achieve a AAA rating.

5.

Financial firms including Oppenheimer used the AAA rating as an important marketing tool when describing the nature and safety of the product.

6.

However, the fact that lower maximum rates made acquiring a AAA rating easier had the perverse effect of motivating issuers and underwriters to set low maximum rates that were ultimately too low to garner investor interest.

7.

When the financial firms through which Oppenheimer offered ARS stopped supporting their ARS programs in February of 2008 due to their concerns over decreased buyer demand and low maximum rates, there were auction failures across much of the ARS market, causing many ARS to start paying their maximum rates.

8.

ARS with high maximum rates, typically Municipal ARCS with maximum rates in the range of 12-15% continued to have successful auctions because the rates were high enough to draw investor interest or to incentivize the issuer to offer a redemption.

9.

ARS with low maximum rates, typically taxable and tax exempt APS and Student Loan ARCS, with maximum rates in the range of 3-5%, experienced failed auctions, and became illiquid, because the maximum rates were not high enough to draw investor interest or to incentivize issuers to offer a redemption.

C.

Oppenheimer’s Role in the ARS Market

1.

To facilitate the auction process, issuers of ARS selected one or more broker-dealers to underwrite an offering and/or manage an auction process.

2.

In many instances, these chosen broker-dealers submitted their own bids to support the ARS auctions and to prevent the auctions from failing.

3.

Oppenheimer, except in a limited number of circumstances, did not generally act as an underwriter, manager, or agent for any issuer of ARS.

4.

As a distributing or “downstream” broker-dealer, Oppenheimer did not submit bids in an effort to support any of the ARS auctions or to prevent them from failing.

5.

Oppenheimer also did not hold any significant inventory of ARS in its broker-dealer house account(s).

6.

Oppenheimer acted as an agent, both on a solicited and unsolicited basis, for its customers by submitting their bids to purchase and orders to sell ARS.

7.

Oppenheimer received revenue, including fees for acting as an agent for customers in connection with ARS.

D.

Oppenheimer Marketed and Sold Auction Rate Securities as Safe, Liquid Short-Term investments.

1.

In soliciting customers to purchase ARS prior to the middle of February 2008, Oppenheimer’s retail brokers, known at Oppenheimer as Financial Advisors (“FAs”), made inaccurate comparisons between ARS and other investments, such as certificates of deposit or money market accounts, telling customers that ARS were similar investments but with a slightly higher yield.

2.

In soliciting customers to purchase ARS prior to the middle of February 2008, Oppenheimer’s FAs also did not fairly characterize the investment nature of ARS since ARS are highly complex securities that are very different from money market funds or certificates of deposit, as evidenced by, among other things, the dependence of ARS on successful auctions for liquidity.

3.

Oppenheimer’s FAs also did not provide all customers with adequate and complete disclosures regarding the complexity of the auction process and the risks associated with ARS, including the circumstances under which an auction could fail.

4.

Oppenheimer’s FAs did not adequately disclose to customers that the customer’s ability to liquidate the ARS depended on the willingness of other investors to buy the instruments at an auction.

5.

Oppenheimer was aware that its FAs marketed ARS to customers as liquid and as an alternative to cash, certificates of deposit, or money market funds without adequately disclosing that ARS are complex securities that may become illiquid.

6.

In addition, until February 2008, Auction Rate Preferred Shares were categorized as Cash Equivalents on customer account statements.

7.

Oppenheimer had no required training program regarding educating FAs on ARS or on selling ARS.

8.

Oppenheimer had no system in place to make sure that Oppenheimer FAs adequately understood the details about ARS before they sold them.

9.

In or about August and September 2007, some auction rate securities auctions experienced failures. These failures were primarily based on credit quality concerns related to the ARS at issue, which often involved underlying assets of collateralized debt obligations.

10.

Despite the fact that a number of auction-rate securities failed in August 2007, subsequent to August 2007, Oppenheimer did not inform all its FAs of those failures, but rather informed just those FAs that had customers who owned the auction rate securities that experienced the failures.

11.

During the fall of 2007 and into the beginning months of 2008, as the default rates on subprime mortgages soared and the market in general began experiencing significant credit tightening, monoline insurers that insured many issuances of auction rate securities were also becoming distressed and were at risk of ratings downgrades.

12.

During 2007 and into 2008, Oppenheimer clients who purchased ARS typically had the ability to liquidate their holdings at the next auction. However, in late January and early February 2008, the lead underwriters sponsoring the entire ARS market stopped supporting their ARS programs. Once these lead underwriters stopped placing support bids, the market became illiquid, leaving certain Massachusetts investors and all other investors without the ability to liquidate their ARS holdings.

13.

The Division’s investigation concluded that Oppenheimer & Co. Inc., should have had knowledge that during the fall of 2007 and winter of 2008, that the auction markets were not functioning properly and were at increased risk for potential failure.

V.  LEGAL CONCLUSIONS

A.

Violations of § 204 (a)(2)(G) By Oppenheimer

1.

Section 204 (a)(2)(G) of the Act provides in pertinent part:

(a) The secretary may by order impose an administrative fine or censure or deny, suspend, or revoke any registration or take any other appropriate action if he finds (1) that the order is in the public interest and (2) that the applicant or registrant or, in the case of a broker-dealer or investment adviser, any partner, officer, or director, any person occupying a similar status or performing similar functions, or any person directly or indirectly controlling the broker-dealer or investment adviser:...

(G) has engaged in any unethical or dishonest conduct or practices in the securities, commodities or insurance business.

2.

The conduct of Oppenheimer, as described above, constitute violations of M.G.L. c. 110A, § 204 (a)(2)(G).

B.

Violation of § 204 (a)(2)(J) By Oppenheimer

1.

Section 204 (a)(2)(J) of the Act provides in pertinent part:

The secretary may by order deny, suspend, or revoke any registration if he finds (1) that the order is in the public interest and (2) that the applicant or registrant (J) has failed reasonably to supervise agents, investment adviser representatives or other employees to assure compliance with this chapter.

2.

The conduct of Oppenheimer, as described above, constitutes violations of M.G.L. c. 110A, § 204 (a)(2)(J).

THEREFORE, it is hereby ORDERED, by Consent, as follows:

a.

Oppenheimer shall permanently cease and desist from violations of the Act;

b.

Oppenheimer shall provide Relief for Auction Rate Securities Investors consistent with the terms set out below:

C.

Relief for Auction Rate Securities Investors

A.1

Key Definitions

1.

Eligible Auction Rate Securities.  As used in the Order, “Eligible ARS” shall mean auction rate securities issued by municipalities or closed-end funds or backed by student loans that were purchased from Oppenheimer on or before February 13, 2008 and that are currently illiquid due to failed auctions. Notwithstanding the foregoing definition, the term “Eligible ARS” shall not include ARS that were purchased at any firm other than Oppenheimer or at Oppenheimer in accounts owned or in the name of an independent registered investment adviser.

2.

Massachusetts Customer Account.  As used in the Order, a “Massachusetts Customer Account” shall mean the following, excluding Oppenheimer employee accounts and accounts identified in the associated side order, current owners with $2 million or less in Total Assets held (by one or more accounts residing at the same address) at Oppenheimer as of February 29, 2008, who purchased Eligible ARS at Oppenheimer on or before February 13, 2008, did not transfer Eligible ARS away from Oppenheimer, and held those securities at Oppenheimer on February 13, 2008:

a.

Natural persons (including IRA accounts, testamentary trust and estate accounts, custodian accounts established under the Uniform Trust to Minors Act or Uniform Gifts to Minors Act, and guardianship accounts); or

b.

Charities, endowments and foundations or organizations with Internal Revenue Code Section 501(c)(3) status.

3.

Tranche 1 and 2 Eligible Customer Accounts.  As used in the Order, an “Eligible Customer Account” shall mean a Massachusetts Customer Account that held $1 million or less in Total Assets held (by one or more account residing at the same address) at Oppenheimer as of February 29, 2008.

4.

Total Assets.  In calculating “Total Assets” held at Oppenheimer for the purposes of the Order, Total Assets are calculated by aggregating all household accounts, which may include:

a.

All accounts with an identical address of record;

b.

Accounts held in the name of immediate family members, which may include, husband or wife, parents, grandparents, mother-in-law or father-in-law, children, son-in law or daughter-in-law and grandchildren, who share the identical address of record as the primary account holder or whose account statements are also mailed to the primary account holder’s address.

A.2.

Purchase of ARS from Massachusetts Customer Accounts

Tranche I

5.

Within 90 days of February 28, 2010, Oppenheimer shall offer to purchase $25,000 of Eligible ARS from Eligible Customer Accounts. (“T1 Purchase Offer”).  The T1 Purchase Offer shall remain open for a period of seventy-five (75) days from the date on which the first written notice of the T1 Purchase Offer was sent (the “Offer Period”). Upon acceptance by each Eligible Customer Account, Oppenheimer shall have completed the purchase by, at the election of the customer, either crediting the customer’s account or forwarding a check via certified mail payable to the Eligible Customer within ten (10) days after receiving the acceptance correspondence.

6.

Oppenheimer shall, as soon as practicable after February 28, 2010, but within 90 days, provide Eligible Customer Accounts with first written notice of its offer to purchase $25,000 in Eligible ARS, as well as an explanation of what the customer must do to accept the T1 Purchase Offer, the relevant terms of the T1 Purchase Offer and any other material issues affecting the customers’ rights. The first written notice shall be sent to Eligible Customer Accounts via certified mail and Oppenheimer shall maintain return receipts of such written notices of TI Purchase Offers and make them available for inspection at the Division’s request. For the Eligible Customer Accounts’ convenience, a Draft Acceptance Letter, along with a self-addressed stamped envelope, shall be included in the T1 Purchase Offer that can be signed and mailed back to Oppenheimer. Such T1 Purchase Offer and Draft Acceptance Letter shall be in a form not unacceptable to the Division.

7.

To the extent that any Eligible Customer Accounts have not responded to the T1 Purchase Offer on or before forty-five (45) days before the end of the Offer Period, Oppenheimer shall provide a second written notice, in a form not unacceptable to the Division, informing them again of the T1 Purchase Offer, the relevant terms of the T1 Purchase Offer, and any other material issues affecting the customers’ rights.

8.

Eligible Customer Accounts may accept the T1 Purchase Offer by notifying Oppenheimer by returning a signed version of the Draft Acceptance Letter, or some other reasonable signed written substitute, at any time before midnight, Eastern Standard Time, on the last day of the applicable Offer Period. Failure by an Eligible Customer Account to accept the T1 Purchase Offer within the Offer Period shall result in the termination of the T1 Purchase Offer and render the Account ineligible for accepting the terms of the T1 Purchase Offer at any time in the future.

Tranche II

9.

Within 90 days of the Tranche I Purchase Offer, but no later than August 28, 2010, Oppenheimer shall establish a Fund for Redemption (the “Fund”) capitalized with $2.225 million. Oppenheimer shall use the Fund, for the benefit of eligible Massachusetts Customer Accounts, to offer to purchase all Eligible ARS from Eligible Customer Accounts. (“T2 Purchase Offer”).

10.

The T2 Purchase Offer shall remain open for a period of seventy-five (75) days from the date on which the first written notice of the T2 Purchase Offer was sent (the “Offer Period”). Upon acceptance by each Eligible Customer Account, Oppenheimer shall have completed the purchase by, at the election of the customer, either crediting the customer’s account or forwarding a check via certified mail payable to the Eligible Customer within ten (10) days after receiving the acceptance correspondence.

11.

Oppenheimer shall, as soon as practicable, but no later than August 28, 2010, provide T2 Eligible Customer Accounts with first written notice of its offer to purchase all Eligible ARS, as well as an explanation of what the customer must do to accept the T2 Purchase Offer, the relevant terms of the T2 Purchase Offer and any other material issues affecting the customers’ rights. The first written notice shall be sent to Eligible Customer Accounts via certified mail and Oppenheimer shall maintain return receipts of such written notices of the T2 Purchase Offers and make them available for inspection at the Division’s request. For the Eligible Customer Accounts’ convenience, a Draft Acceptance Letter, along with a self-addressed stamped envelope, shall be included in the T2 Purchase Offer that can be signed and mailed back to Oppenheimer. Such T2 Purchase Offer and Draft Acceptance Letter shall be in a form not unacceptable to the Division.

12.

To the extent that any Eligible Customer Accounts have not responded to the T2 Purchase Offer on or before forty-five (45) days before the end of the Offer Period, Oppenheimer shall provide a second written notice, in a form not unacceptable to the Division, informing them again of the T2 Purchase Offer, the relevant terms of the T2 Purchase Offer, and any other material issues affecting the customers’ rights.

13.

Eligible Customer Accounts may accept the T2 Purchase Offer by notifying Oppenheimer by returning a signed version of the Draft Acceptance Letter, or some other reasonable signed written substitute, at any time before midnight, Eastern Standard Time, on the last day of the applicable Offer Period. Failure by an Eligible Customer Account to accept the T2 Purchase Offer within the Offer Period shall result in the termination of the T2 Purchase Offer.

Tranche III

14.

Within 180 days of the Tranche II Purchase Offer, but no later than February 28, 2011, Oppenheimer shall deposit into the Fund for Redemption $1.4 million of additional capital, and shall use the Fund, for the benefit of eligible Massachusetts Customer Accounts, to offer to purchase all Eligible ARS from all Massachusetts Customer Accounts. (“T3 Purchase Offer”).

15.

The T3 Purchase Offer shall remain open for a period of seventy-five (75) days from the date on which the first written notice of the Purchase Offer was sent (the “Offer Period”). Upon acceptance by each Massachusetts Customer Account, Oppenheimer shall have completed the purchase by, at the election of the customer, either crediting the customer’s account or forwarding a check via certified mail payable to the Massachusetts Customer Account within ten (10) days after receiving the acceptance correspondence.

16.

Oppenheimer shall, as soon as practicable, but no later than February 28, 2011, provide Massachusetts Customer Accounts with first written notice of its offer to purchase all Eligible ARS, as well as an explanation of what the customer must do to accept the T3 Purchase Offer, the relevant terms of the T3 Purchase Offer and any other material issues affecting the customers’ rights. The first written notice shall be sent to Massachusetts Customer Accounts via certified mail and Oppenheimer shall maintain return receipts of such written notices of the T3 Purchases Offers and make them available for inspection at the Division’s request. For the Massachusetts Customer Accounts’ convenience, a Draft Acceptance Letter, along with a self-addressed stamped envelope, shall be included in the T3 Purchase Offer that can be signed and mailed back to Oppenheimer. Such T3 Purchase Offer and Draft Acceptance Letter shall be in a form not unacceptable to the Division.

17.

To the extent that any Massachusetts Customer Accounts have not responded to the T3 Purchase Offer on or before forty-five (45) days before the end of the Offer Period, Oppenheimer shall provide a second written notice, in a form not unacceptable to the Division, informing them again of the T3 Purchase Offer, the relevant terms of the T3 Purchase Offer, and any other material issues affecting the customers’ rights.

18.

Massachusetts Customer Accounts may accept the T3 Purchase Offer by notifying Oppenheimer by returning a signed version of the Draft Acceptance Letter, or some other reasonable signed written substitute, at any time before midnight, Eastern Standard Time, on the last day of the applicable Offer Period. Failure by an Massachusetts Customer Account to accept the T3 Purchase Offer within the Offer Period shall result in the termination of the T3 Purchase Offer.

D.

Alternative Liquidity Option for High Net Worth Investors

1.

Oppenheimer shall endeavor to continue to work with issuers and other interested parties, including regulatory and other authorities and industry participants, to provide liquidity solutions for High Net Worth Investors outside the definition of a Massachusetts Customer Account.

2.

Further, Oppenheimer shall offer those accounts with more than $2 million in Total Assets (“High Net Worth Investors”) an Alternative Liquidity Option.

3.

Within 90 days of February 28, 2010, Oppenheimer shall offer High Net Worth Investors a margin loan (subject to receipt of appropriate margin loan documentation) in an amount equal to the High Net Worth Investor’s holdings of Eligible ARS at an interest rate that shall not exceed the yield on the ARS held by the High Net Worth Investors. The rate on the loan shall at all times remain equal to or preferred as to the rate that the High Net Worth Investors could obtain from Oppenheimer independent of this Offer (the “Agreed Upon Rate”). Notwithstanding the Agreed Upon Rate, for the first twelve (12) months after the loan is made, High Net Worth Investors shall be charged an interest rate on the margin loan that will be limited to one-half percentage point below the Agreed Upon Rate. The interest rate on the margin loan shall at all times be a positive integer or zero. All margin loans provided pursuant to this Order must be collateralized by securities pledged by the High Net Worth Investors that are eligible collateral under Regulation T of the Federal Reserve.

4.

High Net Worth Investors accepting the Alternative Liquidity Option must agree that the proceeds of all redemptions of Eligible ARS shall be applied to the outstanding loan balance. Any such loan made under the Alternative Liquidity Option shall not prejudice the High Net Worth Investor’s right to the redemption of ARS through issuer redemptions or any subsequent offers made by Oppenheimer.

5.

In addition to the offering of the Alternative Liquidity Option, Oppenheimer shall use its best efforts to assist High Net Worth Investors after all Eligible ARS have been fully redeemed from all Massachusetts Customer Accounts. To that end, any capital remaining in the Fund for Redemption after all Massachusetts Customer Accounts have been fully redeemed shall be used to redeem Eligible ARS from High Net Worth Investors’ accounts on a pro-rata basis.

E.

Subsequent Investor Relief

1.

To the extent that Oppenheimer & Co. Inc., agrees to any subsequent settlement and/or order with any other state or federal regulator, which includes a term or terms which are more favorable to those terms identified herein relating to Oppenheimer & Co. Inc’s Massachusetts Customer Accounts, High Net Worth Investors (as identified and defined herein) or institutional investors, the subsequent term or terms shall be incorporated by reference into this Settlement and become equally applicable to such Massachusetts investors.

F.

Other Provisions

1.

Cost of Investigation/Administrative Proceeding

Oppenheimer & Co., Inc. shall pay the costs of external costs incurred by the Division, such as outside counsel, expert fees and vendors, as a result of the Division’s investigation and Administrative Proceeding, in an amount totaling $250,000.00 to the Secretary of the Commonwealth of Massachusetts.

2.

No Disqualification

This Order waives any disqualification contained in the Massachusetts laws, or rules or regulations there under, including any disqualifications from relying upon the registration exemptions or safe harbor provisions that Oppenheimer & Co., Inc. or any of its affiliates may be subject to. The Order is not intended to subject Oppenheimer & Co., Inc. or any of its affiliates to any disqualifications contained in the federal securities laws, the rules and regulations thereunder, the rules and regulations of self regulatory organizations or various states’ or U.S. Territories’ securities laws, including, without limitation, any disqualifications from relying upon the registration exemptions or safe harbor provisions. In addition, the Order is not intended to form the basis for any such disqualifications.

3.

Except in an action by the Division to enforce the obligations of Oppenheimer under the Order, any acts performed or documents executed in furtherance of this Order: (a) may not be deemed or used an admissions of, or evidence of, the validity of any alleged wrongdoing, liability or lack of wrongdoing or liability; or (b) may not be deemed or used as an admission of or evidence of any such alleged fault or omission of Oppenheimer in any civil, criminal, arbitration or administrative proceeding in any court, administrative agency or other tribunal. This Order shall not convey any rights upon persons or entities who are not a party to this Order.

4.

Termination of Division’s Action

The Division’s investigation and Administrative Proceeding against Respondents related to their marketing and sale of auction rate securities is hereby terminated with prejudice.

5.

No Further Sanctions

The terms and conditions of this Order are final and the Division shall not seek additional sanctions or penalties from Respondents relating to the issues raised by the Division in the administrative proceeding relating to Respondents’ marketing and sale of auction rate securities to investors.

6.

Failure to Comply With Terms of Settlement

If after this settlement is executed, Respondents fail to comply with any of the terms set forth herein, the Division may institute an action to have this agreement declared null and void. Upon issuance of an appropriate order, after a fair hearing, the Division may reinstitute the actions and investigations referenced in this Order.

WILLIAM FRANCIS GALVIN SECRETARY OF THE COMMONWEALTH

By:

Bryan J. Lantagne
Director
Massachusetts Securities Division
One Ashburton Place, 17th Floor
Boston, Massachusetts 02108

Issued: February 26, 2010

A/73308913.1